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[LETTERHEAD OF AVONDALE INDUSTRIES, INC.]

April 29, 1994



Mr. Philip G. Husby
Senior Vice President &
  Chief Financial Officer
Ogden Corporation
Two Pennsylvania Plaza
New York, New York  10121

Dear Phil:

Regarding your letter of March 18, 1994, I prefer to restate our understandings as follows:

 A. Avondale will refund the existing IRB debt on June 1, 1994 without Ogden as guarantor or provider of credit support of any kind. Ogden's credit support obligations with respect to this Avondale indebtedness will end no later than June 1, 1994. Ogden and Avondale expect to cooperate with each other in connection with this refunding process. Avondale will advise Ogden of its plan of refunding immediately and keep Ogden informed throughout the refunding process.

 B. Avondale and Ogden will resolve all outstanding tax issues between them. As part of this resolution, the Tax Sharing Agreement (as amended) (TSA) will be terminated and Avondale will pay no later than June 1, 1994, $5.0 million cash to Ogden plus a $8.0 million senior unsecured note (subject to reasonable terms and conditions acceptable to the Company's lenders under its principal credit facilities), payable to Ogden in two annual installments of $5.0 million and
     $3.0 million due June 1, 1995 and 1996, respectively, and bearing interest on the unpaid balances at the rate of 10%
     per annum.   The total payment of $13.0 million represents
     principally the reimbursement of taxes due pursuant to the tax sharing agreement; remaining monies will be considered reimbursement, partial or otherwise, of interest due under the tax sharing agreement.

 C. Avondale and Ogden will terminate any litigation support currently provided by Ogden pursuant to the Amended and Restated Preferred Stock Purchase Agreement (PSPA) on
     June 1, 1994.

 D. Avondale will use its best efforts to post satisfactory collateral with the U. S. Department of Labor as a substitute for all of the performance bonds and other similar collateral currently provided by Ogden on Avondale's behalf. It is our understanding that such collateral totals $16.6 million. While we may be unable to obtain the release of all Ogden-backed collateral we expect to be able to reduce the amount for which Ogden is responsible to no more than $5 million by September 30, 1994. We will keep Ogden informed regarding the resolution of these matters.
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 E.  All payments of $982,219.00 made by Ogden to date in
     connection with Avondale insurance matters will be repaid fully. If Ogden receives a credit or reimbursement for any such payment, then a refund of such credit or reimbursement shall be made by Ogden to Avondale promptly.

All of the foregoing matters must be implemented, resolved or otherwise settled in the manner as described above, in which case the Amended and Restated Preferred Stock Purchase Agreement and the Tax Sharing Agreement as amended will terminate. In the event Avondale is able to fully resolve the matters referred to in A, B, C and E above, but despite its best efforts is unable to fully resolve the matters referred to in D above by September 30, 1994, then Avondale will issue to Ogden Series B Preferred Stock for an amount equal to the amount of the unresolved matters noted in D subject to an overall limit of $7.0 million of Series B Preferred Stock in which case the PSPA and TSA will terminate, but Avondale will continue to be responsible for fully resolving matters in D above and for reimbursing Ogden for any losses, costs or claims in connection therewith. Ogden shall return promptly all of such Preferred Stock to Avondale (subject to the right of Ogden to retain any dividends paid or accrued thereon by Avondale prior to such return) if the matters referred to in D are fully resolved prior to January 1, 1995. If such matters are not resolved prior to December 31, 1994 but are resolved by May 31, 1995 Ogden shall return 66 2/3% of such Preferred Stock and Avondale will purchase the remaining 33 1/3% of Preferred Stock for its face amount plus all accrued but unpaid dividends. If such matters are not fully resolved by June 1, 1995 Avondale shall purchase this Preferred Stock on June 1, 1995 for its face amount plus all accrued but unpaid dividends and will continue to be responsible for fully resolving matters in D and reimbursing Ogden for any losses, costs or claims in connection therewith. Ogden agrees to not transfer ownership of any Series B Preferred Stock for a one-year period from date of issuance.

In the event Avondale is unable to refund the existing IRB debt by June 1, 1994, then the relative rights and obligations of the parties shall continue to be governed by the arrangements and agreements as they existed prior to the execution of this letter.


Avondale agrees to provide Ogden with periodic information concerning certain retrospective insurance polices.
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Definitive agreements will be prepared and executed by both parties promptly following execution of this letter of intent.

If the above is consistent with your understanding of these matters please sign below in the space provided for you.

Very truly yours,

AVONDALE INDUSTRIES, INC.


\s\ Thomas M. Kitchen
Thomas M. Kitchen
Vice President &
  Chief Financial Officer

TMK/jhw

Agreed to by:

OGDEN CORPORATION



\s\ Philip G. Husby
Philip G. Husby
Senior Vice President &
  Chief Financial Officer